Exhibit 99.1

Kodak Improves Profitability in 2013

Adjusted Operational EBITDA in fourth quarter improves by $96 million; fourth quarter net loss improves by $339 million vs. 2012

Sales of $2.35 billion in 2013, a decline of 14% vs. 2012

2014 projections:
Sales from $2.1-2.3 billion, Operational EBITDA from $145-165 million, Earnings from Continuing Operations between a loss of $40 million and break-even

ROCHESTER, N.Y.--(BUSINESS WIRE)--March 19, 2014--Eastman Kodak Company (NYSE:KODK) today reported financial results for the fourth quarter and full year 2013. Performance highlights include:

  Full-year operational EBITDA of $160 million in 2013 was an improvement by $375 million, excluding fresh start and other accounting adjustments.
  Total net earnings for the year were $1.99 billion, including a reorganization items net gain of $2.01 billion, as well as a gain of $535 million related to the sale of the digital imaging patent portfolio, partially offset by a $77 million non-cash goodwill impairment charge. For 2012, there was a net loss of $1.38 billion.
  Sales for 2013 declined from the prior year by 14% to $2.35 billion, as the company prioritized profitable opportunities over sales volume, and sales of motion picture film and consumer inkjet printer ink continued to decline. The business emergence plan revenue projection for 2013 was approximately $2.5 billion.
  Full year 2013 gross profit margin improved year-over-year by ten percentage points, reflecting primarily increased contribution from non-recurring intellectual property arrangements, product mix improvements, and cost reductions.
  Liquidity remains strong; the year ended with $844 million cash and debt of $678 million.
  Fourth quarter net loss was reduced from $402 million in 2012 to $63 million in 2013.

Kodak is releasing these financial results in tandem with the filing of its Form 10-K annual report.

“We had significant year-over-year improvement in our operating performance, but our sales fell short of our plan. The decline was primarily due to the accelerated decline in our motion picture film business, the decline in revenues in our consumer inkjet business with the end of printer sales, and the loss of revenue while we were in reorganization,” said Becky Roof, Chief Financial Officer.

Looking at 2014, Jeff Clarke, Chief Executive Officer, added, “I am excited about the strong increases we are seeing in revenues from our emerging technology businesses that will create the foundation for Kodak’s future growth. We expect to mitigate the earnings declines in some of our mature businesses with improved performance from our strategic technology businesses. I also believe there are significant opportunities to improve the productivity and effectiveness of our sales, manufacturing and administrative functions.”

2014 Outlook – Kodak currently estimates revenue in 2014 will total approximately $2.1-2.3 billion. The company anticipates substantial year-over-year sales growth in its emerging technology businesses, led by digital printing, packaging and functional printing; stability in its enterprise services and graphics communications businesses, and revenue declines for motion picture film and consumer inkjet printer ink sales. The company expects to achieve earnings from continuing operations between a $40 million loss and break-even and Operational EBITDA of approximately $145-$165 million in 2014. Capital expenditures of approximately $50 million are projected. Kodak does not intend to release projections beyond 2014 at this time.

Table 1 – Kodak Earnings Summary

			Twelve	Twelve
			Months	Months
Millions of dollars	4Q 2013	4Q 2012	2013[1]	2012

Sales	$607	$739	$2,347	$2,719
Gross Profit	96	103	486	293
Percent of Revenue	15.8%	13.9%	20.7%	10.8%
Gross Profit excluding fresh start and other accounting adjustments	151	103	568	293
Percent of Revenue	24.9%	13.9%	24.2%	10.8%
Net income (loss)	(63)	(402)	1,985	(1,379)
Operational EBITDA[2]	(9)	(50)	78	(215)
Operational EBITDA excluding fresh start and other accounting adjustments	46	(50)	160	(215)

1 Results for the twelve months of 2013 represent the combined predecessor (January 1, 2013 - August 31, 2013) and successor (September 1, 2013 - December 31, 2013) periods.
2 Operational EBITDA is defined as Total Segment Earnings (Loss) plus depreciation and amortization expense, and excluding the reallocation of costs previously allocated to discontinued businesses. Total Segment Earnings (Loss) represents the company’s measure of segment earnings which excludes Restructuring costs, Reorganization items, net, the Corporate components of pension and OPEB expenses / income (as defined in the company’s public filings with regard to segment earnings information), other operating income (expense), net, and other income and expenses.

Operational EBITDA is a good metric for evaluating the company’s progress because it measures operating performance on a comparable basis. In July 2013, Kodak provided business emergence plan targets for the years 2013-2017. To properly compare the 2013 results to projections in that plan, it is appropriate to adjust the emergence plan for the removal of $24 million of non-cash income from its U.S. OPEB plan. The resulting comparable Operational EBITDA projection for 2013 was $143 million. Excluding fresh start and other accounting adjustments, the company exceeded the full year 2013 Operational EBITDA target by $17 million.

KODAK REPORTING STRUCTURE

The company’s portfolio of products and services meets two distinct needs for its customers: transforming large printing markets with digital offset, hybrid and digital print solutions; and commercializing new solutions for high-growth markets that build on the company’s developed technologies and proprietary intellectual property. Kodak operates under two business segments: Graphics, Entertainment & Commercial Films (GECF) and Digital Printing & Enterprise (DP&E).

Graphics, Entertainment & Commercial Films (GECF): The GECF segment consists of the Graphics and Entertainment & Commercial Films groups, as well as Kodak’s intellectual property and brand licensing activities.

Table 2 – GECF Segment Financial Overview

			Twelve	Twelve
			Months	Months
Millions of dollars	4Q 2013	4Q 2012	2013[1]	2012

Revenue	$396	$450	$1,506	$1,680
Gross Profit	38	56	229	171
Percent of Revenue	9.6%	12.4%	15.2%	10.2%
Gross Profit excluding fresh start and other accounting adjustments	67	56	272	171
Percent of Revenue	16.9%	12.4%	18.1%	10.2%
Selling, General and Administrative (“SG&A”)	58	90	241	341
Research and Development (“R&D”)	6	10	20	40
Segment Loss	(26)	(44)	(32)	(210)
Operational EBITDA	16	(12)	109	(33)
Operational EBITDA excluding fresh start and other accounting adjustments	45	(12)	152	(33)

2013 Full Year – The decrease in the GECF segment net sales of approximately 10% for 2013 was primarily due to lower demand for motion picture film within Entertainment & Commercial Films, as well as reduced demand in Graphics. Also contributing to the decline was unfavorable price/mix within Graphics due to industry pricing pressures. Partially offsetting these declines was favorable price/mix within Intellectual Property and Brand Licensing due to non-recurring intellectual property licensing agreements, as well as favorable product price/mix within Entertainment & Commercial Films due to pricing actions.

The improvement in the GECF segment gross profit percent for the year was primarily driven by the non-recurring intellectual property licensing agreements in Intellectual Property and Brand Licensing and pricing actions in Entertainment & Commercial Films, and strong manufacturing productivity and other cost improvements in Graphics. Partially offsetting these improvements was unfavorable product price/mix within Graphics due to industry pricing pressures, as well as increased manufacturing and other costs within Entertainment & Commercial Films due to lower industry volumes, and $43 million negative impact of fresh start and other accounting adjustments. Excluding the impact of these adjustments, gross profit improved by $101 million or 7.9% of revenue due to the improvements outlined above.

In the Graphics business, 450 existing customers and new accounts have converted to KODAK SONORA Process Free Plates, which provide cost savings and production efficiencies. SONORA Plates also enable printers to improve their sustainability profile by eliminating the use of processing chemistry and water.

Digital Printing & Enterprise (DP&E): The DP&E segment consists of four product/service groups, Digital Printing Solutions, Packaging and Functional Printing, Enterprise Services and Solutions, and Consumer Inkjet Systems.

Table 3 – DP&E Segment Financial Overview

			Twelve	Twelve
			Months	Months
Millions of dollars	4Q 2013	4Q 2012	2013[1]	2012

Revenue	$210	$269	$803	$939
Gross Profit	29	43	187	126
Percent of Revenue	13.8%	16.0%	23.3%	13.4%
Gross Profit excluding fresh start and other accounting adjustments	55	43	226	126
Percent of Revenue	26.2%	16.0%	28.1%	13.4%
SG&A	51	70	195	274
R&D	24	32	88	132
Segment Loss	(46)	(59)	(96)	(280)
Operational EBITDA	(25)	(38)	(31)	(182)
Operational EBITDA excluding fresh start and other accounting adjustments	1	(38)	8	(182)

2013 Full Year – The decrease in net sales for the DP&E segment of approximately 14% in 2013 was primarily attributable to volume declines within Consumer Inkjet Systems, driven by the discontinuance of printer sales, and lower sales of ink to the existing installed base of printers. Partially offsetting these declines were volume improvements within Digital Printing, driven by a larger number of placements of commercial inkjet components.

The increase in the DP&E segment gross profit percent for 2013 resulted mainly from favorable price/mix within Consumer Inkjet Systems due to a greater proportion of consumer ink sales. Within Digital Printing, an increase in scale and productivity initiatives allowed for cost reductions, which also contributed to the gross profit improvement. These improvements were partially offset by the $39 million negative impact of fresh start accounting adjustments. Excluding the impact of fresh start and other accounting adjustments, gross profit improved by $100 million or 14.7% of revenue due to the improvements outlined above.

Customers around the world continued to invest in KODAK PROSPER Solutions. Confidence in Kodak solutions was also demonstrated in the packaging segment, where KODAK FLEXCEL NX plate volumes rose at a strong double-digit level for the year, and Kodak entered a strategic development agreement with Bobst, a leading supplier of packaging machinery and services.

Notes: Kodak’s Report on Form 10-K as filed with the U.S. Securities and Exchange Commission should be referenced for a comprehensive view of the company’s financial performance for 2013.

Kodak is making available on its investor website (investor.kodak.com) a presentation slide deck that provides an overview of the financial report.

KEY “FRESH-START” AND OTHER ACCOUNTING IMPACTS

In connection with the company’s emergence from Chapter 11 Kodak applied the provisions of fresh start accounting to its financial statements as of September 1, 2013.

Upon the application of fresh start accounting, Kodak allocated its reorganization value to its individual assets based on their estimated fair values. Reorganization value represents the fair value of the successor company’s assets before considering liabilities. The excess reorganization value over the fair value of identified tangible and intangible assets is reported as goodwill.

The major adjustments in value that have an associated impact in the successor statement of operations occurred as a result of an increase in the net book value of inventory to its estimated fair value and the revaluation of deferred revenues to the fair value of the company's related future performance obligations.

A summary of the impacts of these adjustments, as well as other accounting adjustments, on the company's Segment Earnings follows.

Fresh-Start Impact to Segment Earnings (Loss)

		12 Months
	4Q 2013	2013[1]

Amount of Inventory Step-up recognized[3]	$(42)	$(67)
Amount of Deferred Revenue Write-off recognized[4]	(4)	(6)
Total Impact of Fresh Start Adjustments on Segment Earnings (Loss)	(46)	(73)
Inventory Valuation Reserve in Successor Period	(9)	(9)
Total Impact of Fresh Start and Other Adjustments on Segment Earnings (Loss)	$(55)	$(82)

3 Inventory Step-up results in higher cost of goods sold.
4 Deferred Revenue was written off due fresh start accounting, resulting in lower revenue.

About Kodak

Kodak is a technology company focused on imaging for business. Kodak serves customers with disruptive technologies and breakthrough solutions for the product goods packaging, graphic communications and functional printing industries. The company also offers leading products and services in Entertainment Imaging and Commercial Films. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at KodakNow.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document, which includes any exhibits or appendices attached hereto, includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs, business trends, and other information that is not historical information. When used in this document, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions, are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon the Company's expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, under the headings “Business,” “Risk Factors,” and/or “Management's Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to improve and sustain its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to achieve the financial and operational results contained in our business plans; the ability of the Company to discontinue or sell certain non-core businesses or operations; the Company’s ability to comply with the covenants in its credit facilities; our ability to obtain additional financing if and as needed; any potential adverse effects of the Chapter 11 proceedings on the Company's brand or business prospects; the Company's ability to fund continued investments, capital needs, restructuring payments and service its debt; changes in foreign currency exchange rates; the resolution of claims against the Company; our ability to attract and retain key executives, managers and employees; our ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this fourth quarter and full year financial results news release, reference is made to certain non-GAAP financial measures of Operational EBITDA, Operational EBITDA excluding fresh start and other accounting adjustments, and Gross Profit excluding fresh start and other accounting adjustments.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in this fourth quarter and full year financial results news release.

The following table reconciles Operational EBITDA and Operational EBITDA excluding fresh start and other accounting adjustments to the most directly comparable GAAP measure of net earnings, as well as in comparison to the 2013 Operational EBITDA goal:

	Twelve	2013 Operational	Comparison
(in millions)	Months	EBITDA	to
	2013	Goal	Goal
Operational EBITDA Target		$167
Targeted amortization of prior service credit from U.S. OPEB plan		24
Operational EBITDA excluding fresh start and other accounting adjustments, as presented	160	143	17
Impact of fresh start adjustments	73	-	73
Impact of inventory valuation reserve in successor period	9	-	9
Operational EBITDA, as presented	78	143	(65)
Reportable segments depreciation and amortization	158	154	4
Costs previously allocated to discontinued operations	48	-	48
Total segment loss	(128)	(11)	(117)
All other	(3)	(15)	12
Restructuring costs and other (including restructuring related expenses reported in cost of sales)	66	68	(2)
Corporate components of pension and OPEB income (expense) (1)	110	(3)	113
Other operating income, net	493	2,017	(1,524)
Legal contingencies, settlements and other	(3)	-	(3)
Loss on early extinguishment of debt, net	8	-	8
Interest expense	128	128	-
Other income (expenses)	(1)	1,608	(1,609)
Reorganization items, net	(2,010)	269	(2,279)
Consolidated earnings from continuing operations before income taxes	2,282	3,131	(849)
Provision for income taxes	163	33	130
Earnings from continuing operations	2,119	3,098	(979)
Loss from discontinued operations, net of income taxes	(131)	-	(131)
Net Earnings	1,988	3,098	(1,110)
Less: Net income attributable to noncontrolling interests	3		3
Net Earnings (GAAP basis)	$1,985	$3,098	$(1,113)

The following table reconciles Operational EBITDA excluding fresh start and other accounting adjustments, GECF Operational EBITDA excluding fresh start and other accounting adjustments, DP&E Operational EBITDA excluding fresh start and other accounting adjustments, Operational EBITDA, GECF Operational EBITDA, and DP&E Operational EBITDA to the most directly comparable GAAP measure of net earnings (loss):

(in millions)			Twelve	Twelve
			Months	Months
	4Q 2013	4Q 2012	2013	2012
Graphics, Entertainment and Commercial Films ("GECF") Operational EBITDA excluding fresh start and other accounting adjustments, as presented	$45	$(12)	$152	$(33)
GECF impact of fresh start adjustments	20	-	34	-
GECF impact of inventory valuation reserve in successor period	9	-	9	-
GECF Operational EBITDA, as presented	16	(12)	109	(33)
GECF depreciation and amortization	35	18	117	121
GECF impact of costs previously allocated to discontinued operations	7	14	24	56
GECF segment loss	$(26)	$(44)	$(32)	$(210)

Digital Printing and Enterprise ("DP&E") Operational EBITDA excluding fresh start and other accounting adjustments, as presented	$1	$(38)	$8	$(182)
DP&E impact of fresh start adjustments	26	-	39	-
DP&E Operational EBITDA, as presented	(25)	(38)	(31)	(182)
DP&E depreciation and amortization	16	7	41	46
DP&E impact of costs previously allocated to discontinued operations	5	14	24	52
DP&E segment loss	$(46)	$(59)	$(96)	$(280)

Operational EBITDA excluding fresh start and other accounting adjustments, as presented (adjusted operational EBITDA)	$46	$(50)	$160	$(215)
Impact of fresh start adjustments	46	-	73	-
Impact of inventory valuation reserve in successor period	9	-	9	-
Operational EBITDA, as presented	(9)	(50)	78	(215)
Reportable segments depreciation and amortization	51	25	158	167
Impact of costs previously allocated to discontinued operations	12	28	48	108
Total segment loss	$(72)	$(103)	$(128)	$(490)
All other	1	-	(3)	(3)
Restructuring costs and other (including restructuring related expenses reported in cost of sales)	13	25	66	232
Corporate components of pension and OPEB income (expense) (1)	54	8	110	(2)
Other operating (expense) income, net	(2)	81	493	86
Legal contingencies, settlements and other	(3)	1	(3)	1
Loss on early extinguishment of debt, net	-	-	8	7
Interest expense	16	36	128	139
Other income (charges)	12	18	(1)	21
Reorganization items, net	11	539	(2,010)	843
Consolidated (loss) earnings from continuing operations before income taxes	(44)	(597)	2,282	(1,610)
Provision (benefit) from income taxes	7	(177)	163	(273)
(Loss) earnings from continuing operations	(51)	(420)	2,119	(1,337)
(Loss) earnings from discontinued operations, net of income taxes	(6)	18	(131)	(42)
Net (Loss) Earnings	(57)	(402)	1,988	(1,379)
Less: Net income attributable to noncontrolling interests	6	-	3	-
Net (Loss) Earnings (GAAP basis)	$(63)	$(402)	$1,985	$(1,379)

The following table reconciles forecasted 2014 Operational EBITDA outlook to the most directly comparable GAAP measure of 2014 forecasted net earnings (loss):

2014
(in millions)	Outlook
Range
Operational EBITDA, as presented	$145 - $165
Depreciation and amortization	197
Restructuring costs and other (including restructuring related expenses reported in cost of sales)	$40 - $50
Corporate components of pension and OPEB income (1)	$140 - $150
Interest expense	62
Other income	10
Reorganization items, net	10
Consolidated earnings (loss) from continuing operations before income taxes	(20) - $20
Provision from income taxes	20
(Loss) earnings from continuing operations, as presented	(40) - $0
Earnings (loss) from discontinued operations, net of income taxes	-
Net (Loss) Earnings	(40) - $0
Less: Net Loss attributable to noncontrolling interests	-
Net (Loss) Earnings (GAAP basis)	(40) - $0

The following table reconciles Gross Profit excluding fresh start and other accounting adjustments, GECF Gross Profit excluding fresh start and other accounting adjustments, and DP&E Gross Profit excluding fresh start and other accounting adjustments to the most directly comparable GAAP measure of gross profit:

(in millions)			Twelve	Twelve
			Months	Months
	4Q 2013	4Q 2012	2013	2012
GECF Gross Profit excluding fresh start and other accounting adjustments, as presented	$67	$56	$272	$171
GECF impact of fresh start accounting adjustments	20	-	34	-
GECF impact of inventory valuation reserve in successor period	9	-	9	-
GECF Gross Profit, as presented	$38	$56	$229	$171

DP&E Gross Profit excluding fresh start accounting and other adjustments, as presented	$55	$43	$226	$126
DP&E impact of fresh start accounting adjustments	26	-	39	-
DP&E Gross Profit, as presented	$29	$43	$187	$126

GECF and DP&E Gross Profit excluding fresh start and other accounting adjustments	$122	$99	$498	$297
Corporate components of pension and OPEB income (expense) (1)	26	7	71	5
Restructuring costs and other (including restructuring related expenses reported in cost of sales)	-	5	6	17
Other businesses	3	2	5	8
Gross Profit excluding fresh start and other accounting adjustments, as presented	$151	$103	$568	$293
Impact of fresh start adjustments	46	-	73	-
Impact of inventory valuation reserve in successor period	9	-	9	-
Consolidated gross profit (GAAP basis)	$96	$103	$486	$293

(1) Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, amortization of prior service credits related to the U.S. Postretirement Benefit Plan and special termination benefits, curtailments and settlement components of pension and other postretirement benefit expenses, except for settlements in connection with the chapter 11 bankruptcy proceedings that are recorded in Reorganization items, net and curtailments and settlements included in Earnings (loss) from discontinued operations, net of income taxes in the Consolidated Statement of Operations.

B. FINANCIAL STATEMENTS

Segment (Loss) Earnings and Consolidated (Loss) Earnings from
Continuing Operations before Income Taxes	Successor	Predecessor	Predecessor
(in millions)	Four Months	Eight Months
	Ended	Ended	Year Ended
	December 31,	August 31,	December 31,
	2013	2013	2012
Graphics, Entertainment and Commercial Films ("GECF")
Net sales	$519	$987	$1,680
Cost of sales	472	805	1,509
Gross profit	47	182	171
Selling, general and administrative expenses	77	164	341
Research and development expenses	7	13	40
GECF Segment (loss) earnings	$(37)	$5	$(210)

Digital Printing and Enterprise ("DP&E")
Net sales	$284	$519	$939
Cost of sales	243	373	813
Gross profit	41	146	126
Selling, general and administrative expenses	67	128	274
Research and development expenses	33	55	132
DP&E Segment loss	$(59)	$(37)	$(280)

Total segment (loss) earnings	$(96)	$(32)	$(490)
All other	(3)	-	(3)
Restructuring costs and other	17	49	232
Corporate components of pension and OPEB income (expense)	67	43	(2)
Other operating (expense) income, net	(2)	495	86
Legal contingencies, settlements and other	(3)	-	1
Loss on early extinguishment of debt, net	-	8	7
Interest expense	22	106	139
Other income (charges)	12	(13)	21
Reorganization items, net	16	(2,026)	843
Consolidated (loss) earnings from continuing operations before income taxes	$(74)	$2,356	$(1,610)

The notes accompanying the Company’s 2013 Form 10-K are an integral part of these consolidated financial statements.

Consolidated Statement of Operations	Successor	Predecessor
	Four Months	Eight Months	Year Ended	Year Ended
	Ended December 31,	Ended August 31,	December 31,	December 31,
(in millions)	2013	2013	2012	2011
Net Sales
Products	$664	$1,227	$2,313	$2,959
Services	133	279	454	500
Licensing & royalties	8	36	(48)	126
Total net sales	$805	$1,542	$2,719	$3,585
Cost of sales
Products	$581	$955	$2,039	$2,668
Services	106	219	387	427
Total cost of sales	$687	$1,174	$2,426	$3,095
Gross profit	$118	$368	$293	$490
Selling, general and administrative expenses	114	297	637	859
Research and development costs	33	66	168	195
Restructuring costs and other	17	43	215	108
Other operating expense (income), net	2	(495)	(85)	(56)
(Loss) earnings from continuing operations before interest expense, loss on early extinguishment of debt, net, other income (charges), net, reorganization items, net and income taxes	(48)	457	(642)	(616)
Interest expense	22	106	139	138
Loss on early extinguishment of debt, net	-	8	7	-
Other income (charges), net	12	(13)	21	(3)
Reorganization items, net	16	(2,026)	843	-
(Loss) earnings from continuing operations before income taxes	(74)	2,356	(1,610)	(757)
Provision (benefit) for income taxes	8	155	(273)	(18)
(Loss) earnings from continuing operations	(82)	2,201	(1,337)	(739)
Earnings (loss) from discontinued operations, net of income taxes	4	(135)	(42)	(25)
NET (LOSS) EARNINGS	(78)	2,066	(1,379)	(764)
Less: Net income attributable to noncontrolling interests	3	-	-	-
NET (LOSS) EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$(81)	$2,066	$(1,379)	$(764)

The notes accompanying the Company’s 2013 Form 10-K are an integral part of these consolidated financial statements.

Consolidated Statement of Financial Position
(in millions)	Successor	Predecessor
	December 31, 2013	December 31, 2012

ASSETS
Current Assets
Cash and cash equivalents	$844	$1,135
Receivables, net	571	611
Inventories, net	358	420
Deferred income taxes	48	75
Assets held for sale	95	578
Other current assets	55	24
Total current assets	1,971	2,843
Property, plant and equipment, net of accumulated depreciation of $67 and $3,754, respectively	684	607
Goodwill	88	132
Intangible assets, net	219	61
Restricted cash	79	56
Deferred income taxes	54	470
Other long-term assets	105	152
TOTAL ASSETS	$3,200	$4,321

LIABILITIES AND EQUITY (DEFICIT)
Current Liabilities
Accounts payable, trade	$281	$355
Short-term borrowings and current portion of long-term debt	4	699
Other current liabilities	562	814
Liabilities held for sale	38	1,781
Total current liabilities	885	3,649
Long-term debt, net of current portion	674	740
Pension and other postretirement liabilities	572	506
Other long-term liabilities	421	395
Liabilities subject to compromise	-	2,708
Total liabilities	2,552	7,998

Commitments and contingencies (Note 12)

Equity (Deficit)
Predecessor common stock, $2.50 par value	-	978
Successor common stock, $0.01 par value	-	-
Additional paid in capital	613	1,105
(Accumulated deficit) retained earnings	(81)	2,600
Accumulated other comprehensive income (loss)	99	(2,616)
	631	2,067
Less: Treasury stock, at cost	(3)	(5,746)
Total Eastman Kodak Company shareholders’ equity (deficit)	628	(3,679)
Noncontrolling interests	20	2
Total equity (deficit)	648	(3,677)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3,200	$4,321

The notes accompanying the Company’s 2013 Form 10-K are an integral part of these consolidated financial statements.

CONTACT:
Eastman Kodak Company
Media:
Christopher Veronda, 585-724-2622
christopher.veronda@kodak.com
or
Investors:
David Bullwinkle, 585-724-4053
shareholderservices@kodak.com